Exhibit 99.1

Investor Relations	Media
Matt Davis	Alison Bishop
901-701-5199	901-701-5198
IR@frontdoorhome.com	MediaCenter@frontdoorhome.com

Frontdoor, Inc. Announces Refinancing and Deleveraging Transaction to Significantly Reduce Annual Interest Expense and Extend Maturities

MEMPHIS, Tenn. (May 10, 2021) – Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced that it is launching a refinancing transaction to significantly reduce annual interest expense and extend maturities.

This action is expected to include using cash on hand and issuing new term loans as well as a new revolving credit facility to repay the existing $350 million 6.750% Senior Notes due 2026 (the “Notes”), as well as refinance the existing credit facility comprised of a revolving credit facility due in 2023 and a Term Loan B due in 2025.

As a result of this transaction, the company expects to reduce gross leverage, reduce its weighted average interest rate and extend its average maturity.

Finalized details relating to the transactions will be made public at transaction closing, which is expected in June.

This press release shall not constitute the solicitation of an offer to buy any Notes, nor shall there be any solicitation of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,500 pre-qualified contractor firms that employ an estimated 62,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With 50 years of home services experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by Frontdoor pursuant to United States securities laws contain discussions of these risks and uncertainties. Frontdoor assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review Frontdoor’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via Frontdoor’s website at investors.frontdoorhome.com).

Source: Frontdoor, Inc.

FTDR-Financial

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